Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Fourth Quarter 2015 Financial Teleconference
February 23, 2016, 1:30 p.m. (PST)

Ted Craver, Chairman and Chief Executive Officer, Edison International
In my remarks today, I will touch briefly on our 2015 performance and then focus on Southern California Edison’s and Edison Energy Group’s long-term growth opportunity. Closing out one year and starting a new one is a natural time to reflect on some of the longer-term themes.
Full-year 2015 core earnings were $4.10 per share, 23 cents above the high-end of our core earnings guidance range. We also introduced today our 2016 core earnings guidance range of $3.81 to $4.01 per share which reflects SCE’s strong rate base growth, a continuing focus on improvements in operational efficiency, and ongoing energy efficiency incentives.
We believe that SCE’s rate base is the best proxy for long-term earnings growth potential. As Jim will shortly describe in more detail, we have updated our forecast of SCE’s rate base through 2017. Rate base for 2015 increased $300 million, and our forecast for 2016 rate base also increased by $300 million. The rate base for 2017 increased by $100 million. It seems some investors have been expecting a substantial decline in rate base due to bonus depreciation, but the effect of bonus depreciation is less, and there are other offsets. Bonus depreciation did not have any significant impact on 2015. Impacts pick up somewhat in 2016 and 2017. Bonus depreciation impacts are more than offset by higher rate base from our distribution pole loading program on which we earn a rate of return, as prescribed in SCE’s 2015 general rate case. Jim will provide a more fulsome explanation, but the bottom line is that we expect rate base to be slightly higher in 2017 than our previous forecast after taking into account the final General Rate Case decision and the full effect of bonus depreciation.
Customers will see the benefits of SCE’s continuing efforts to reduce costs. Through these efforts together with lower fuel and purchased power costs, the NEIL insurance settlement of our San Onofre claims, and the 2015 GRC, customers will receive, on average, a reduction in

Exhibit 99.2

2016 rates of 8 percent. This is a significant benefit for our customers and something we are very pleased to deliver to them.
SCE’s share of the $400 million NEIL settlement was $313 million. After legal expenses, 95 percent went to customers. This is another example of the benefits of the San Onofre settlement unanimously approved by the CPUC in 2014. The last major step in implementing the settlement will be resolution of our pending arbitration case with Mitsubishi Heavy Industries. Hearings before the three-judge panel are expected this spring. We still expect a decision late this year. As we’ve said previously, we are under confidentiality provisions during the litigation process, so we don’t expect to have further updates unless there is some material development.
The CPUC’s December decision on ex-parte communications completed its consideration of the matters of the SONGS OII. The challenges to the Commission’s approval of the settlement remain pending. We have no estimates on the timeframe to decide those challenges. In the meantime, we are focused on the safe decommissioning of San Onofre. Based on our current decommissioning cost estimates, our decommissioning trust funds are adequately funded and not expected to require any further customer contributions.
Our December dividend increase of 25 cents, the second in as many years, equates to a 47% payout of the midpoint of our 2016 SCE earnings guidance. We continue to see an excellent dividend growth opportunity as we grow SCE earnings and move up through our current targeted payout ratio of 45 to 55% of SCE earnings. I won’t attempt a prediction of future dividend increases, but I will describe our thinking. Our earnings growth is largely driven by long-term rate base growth. After depreciation, capital spending of approximately $4 billion a year will translate into growing rate base by roughly $2 billion a year. This would yield a 7% annual rate base growth potential for some years to come, and if we have higher annual capex, we will have a higher rate base growth rate. Additionally, moving the dividend payout ratio further up in our targeted 45 to 55 percent range only adds to the annual dividend growth opportunity.
We believe that we are well-positioned for sustained growth in rate base and earnings at SCE. We have positioned SCE as a wires-focused business, consistent with our views on industry transformation, and in alignment with California’s public policy objective to move the State to a low carbon economy.

Exhibit 99.2

We see more opportunities for growth than we do threats in the changes occurring in our industry. Recently we have taken steps to further position Edison Energy Group to develop those opportunities.
We are focused on finding those areas where customer needs are unmet, that match well with our competitive advantages, and that hold promise for scaling-up sufficiently. Edison Energy Group continues to expand into businesses that meet this profile, including distributed solar generation, energy services for commercial and industrial customers, providing new sources of water, and competitive transmission.
Our SoCore Energy subsidiary added more commercial rooftop solar customers in 2015, and now has nearly 250 projects operating in 16 states. It has expanded beyond rooftop installations to ground-mounted projects serving both community solar and rural electric cooperatives. SoCore also piloted an innovative project for Cinemark Theaters that combined its rooftop solar panels with energy storage from Tesla Energy.
We continue to build out an integrated energy services platform, which we call Edison Energy, to address the needs of commercial and industrial customers. Our market research has led us to conclude that the largest commercial and industrial companies with multi-state operations are underserved nationally in their energy needs and struggle to deal locally with many different utilities, tariffs and new technologies. We believe we possess several competitive advantages to succeed with customers in this new and quickly evolving power environment. Our roots are as developers, operators and investors in complex infrastructure. We have deep technical, commercial and regulatory experience and knowledge of the power system. Our brand and substantial size gives customers confidence in our ability to deliver and contrasts with the dizzying array of untested start-ups.
Our platform was expanded through some recent smaller acquisitions in the area of energy engineering and consulting (Eneractive Solutions), energy procurement advisory services (Delta Energy), and sourcing off-site renewable energy (Altenex). Edison Energy now counts one-quarter of the Fortune 50 companies as clients, including General Motors, Microsoft and Procter & Gamble. Next month, Edison Energy will launch marketing efforts to larger C&I clients emphasizing its abilities as a comprehensive, integrated energy service solution provider.

Exhibit 99.2

Today, these new businesses are small, even though we think the opportunities could be significant. The vast majority of our capital today is focused on our core business – modernizing the electric grid at SCE and moving up our dividend payout ratio closer to the industry norm. Our approach to these new businesses will be disciplined: focused on small initial investments to understand strategic fit, profit drivers and scalability. We have allocated some capital to testing and building our new businesses, but it is currently only around 1 to 2 percent of the total capital deployed at EIX.
We are gaining confidence that there is indeed a market need for these new businesses and that they can be profitable. The major question is whether these businesses can be scaled-up sufficiently to be significant to a company our size. If performance warrants and the opportunities continue to look sizeable, we are in the position to increase our commitment. We are encouraged, but ultimately we will be driven by results.
So, to summarize, our strategy has three themes:
1) Operate with excellence. Meaning we operate our existing business with a focus on controlling costs and customer rates, and improving service to our utility customers.
2) Build the 21st Century power network. This means we invest in our existing business and manage the unprecedented changes in policy and technology.
3) Expand our growth potential. We systematically explore new growth opportunities by making disciplined investments where industry changes are producing unmet customer need, where we believe Edison has competitive advantages, and where scalable opportunities exist.
Concentrating on these three strategic themes, will allow us to remain relevant to our existing customers, produce higher than industry-average growth in earnings and dividends, and provide the flexibility to adapt and grow in a climate of rapid change.

Exhibit 99.2

Jim Scilacci, Executive Vice President and Chief Financial Officer, Edison International
My remarks will cover fourth quarter and full-year results, our updated capital spending and rate base forecasts, and our 2016 earnings guidance. I’ll start with SCE’s fourth quarter operating results.
Please turn to page 2 of the presentation.
SCE’s fourth quarter 2015 earnings are 89 cents per share, down 20 cents per share from last year, but well ahead of the 66 cents per share implied by the midpoint of our 2015 earnings guidance.
Looking at the year-over-year comparison, two items from last year stand out. First is the 15 cents per share income tax variance as shown in the right table. As part of the 2015 general rate case decision, differences in tax repair benefits for 2015 through 2017 flow through the tax accounting memorandum account or TAMA and do not affect earnings. Second is last year’s 5 cent per share benefit from resolution of an income tax item from the 2012 GRC. This was recorded in revenues last year and is part of the 15 cent per share revenue variance.
A key item, and something that was not included in our 2015 earnings guidance, is an 8 cent per share benefit from a new balancing account for SCE’s distribution pole inspection and replacement program.
Let me provide some additional background. The 2015 GRC established a new balancing account to track costs to inspect distribution poles and to repair or replace them as needed. This is called the Pole Loading and Deteriorated Pole Balancing Account, or simply the pole loading balancing account. This balancing account allows SCE to true up for actual O&M and capital expenditures. For 2015, actual capital expenditures substantially exceeded amounts included in the GRC decision. Because of the lateness of the GRC decision, the Commission did not limit expenditures for 2015, but did limit expenditures for 2016 and 2017.
Switching now from pole capital expenditures to rate base, the 2015 GRC decision included a pole loading rate base forecast of $296 million. Based on actual expenditures since the inception of the program, the 2015 rate base for poles increased to $625 million. As a result of the higher rate base, SCE recorded additional revenues through the pole loading balancing

Exhibit 99.2

account to earn its authorized rate of return on the incremental rate base of $329 million. The additional 8 cents per share of earnings is based on both equity and debt returns at the blended authorized rate of 7.9%. The additional earnings is part of our year-end reporting cycle and was not previously included in our earnings guidance.
The balance of the revenue variance largely reflects the implementation of the 2015 GRC, which lowered authorized revenues, as expected.
For the fourth quarter, O&M is a net positive 7 cents per share. O&M includes both the ex-parte penalty of 5 cents per share and 3 cents for additional severance costs as part of SCE’s ongoing operational excellence efforts. The balance of O&M benefits are from lower transmission, distribution, and legal costs. Lower net financing costs are a benefit of 3 cents per share. The incremental tax benefits from 2014 that I mentioned drive the unfavorable tax comparison.
One important item that was not a key earnings driver in the quarter is bonus depreciation from the 2015 tax law change. Bonus depreciation did reduce average rate base, but only by a nominal amount, or a net $31 million. This nominal impact is much less than our general statement that a 50% bonus extension could reduce rate base by $400 million each year. I have come to the conclusion that it’s very difficult to effectively estimate the impact of bonus extension until you do the detailed analysis. The fact is there are second and third order effects that can occur, making our general statement accurate only with a controlled set of assumptions.
With this preamble, there are three primary factors that reduced the impact of bonus deprecation on 2015 versus our prior forecast:
•First, under normalization rules, bonus depreciation is pro-rated in the first year in which capital additions are estimated to be put in service.
•Second, certain 2015 capital additions relate to work that began in 2014 and are eligible under 2014 bonus depreciation and thus were included in our prior rate base forecast.
•Third, the shift in tax payments caused 2015 working cash to increase. For ratemaking purposes, working cash is a component of rate base.

Exhibit 99.2

Later in my presentation, I will provide a complete reconciliation of rate base changes for 2015 through 2017.
As part of the key earnings drivers, revenues and income taxes are lower due to higher tax repair deductions recorded through pole loading and TAMA accounts. The higher tax repair deductions in 2015 do not affect earnings and are not shown on the right hand side of this slide as they net out. The total impact for the quarter is 45 cents per share in lower revenues and income taxes.
For the holding company, costs are unchanged at a penny per share.
SCE non-core items in the quarter include the previously announced $1.18 per share charge related to the $382 million write-down of the regulatory assets from incremental tax repair deductions for 2012-2014. It also includes a 4 cent per share benefit from the NEIL insurance settlement and legal cost recoveries related to SONGS. Holding company non-core items includes a 3 cent per share gain on the sale of Edison Capital’s affordable housing portfolio at year-end and a penny per share related to accounting for income tax attributes related to SoCore’s tax equity financing.
Discontinued operations include a 2 cents per share EME-related cost from changes in net liabilities for retirement plans and additional insurance recoveries. Page 15 has a detailed summary of all non-core items.
Please turn to page 3.
Full-year 2015 core earnings are $4.10 per share, down 49 cents from a year ago. SCE’s 2015 earnings largely reflect the impacts of the 2015 GRC decision, especially the treatment of excess tax repair deductions, together with the other fourth quarter key drivers I mentioned earlier. Excluding the tax repair deductions now tracked in the pole loading and TAMA accounts, CPUC jurisdictional revenue is down 39 cents per share while FERC revenue is up 14 cents per share.
Among the key cost components, the favorable O&M trend relates largely to the positive fourth quarter factors discussed previously. The favorable net financing costs are mainly from higher AFUDC earnings that we have been reporting all year. The major driver of lower earnings

Exhibit 99.2

this year is the loss of tax repair benefits. In 2014, we recognized 41 cents of tax repair benefits. In 2015, these benefits either flow through the pole loading or TAMA accounts without impacting earnings.
Full-year holding company costs are a penny per share above last year due to higher income taxes and expenses.
Please turn to page 4.
This slide walks through the key differences between our 2015 core earnings of $4.10 per share vs. the midpoint of our guidance of $3.82. First, you’ll see the 8 cents per share related to the $329 million increase in pole loading rate base I discussed earlier. The additional equity return is 5 cents and the debt and preferred return is 3 cents per share. O&M is favorable 8 cents per share due mainly to the factors I mentioned earlier. The other financing benefit is AFUDC at a penny per share. Taxes are the other key driver due to the implementation of the TAMA account and clarification of treatment of tax items that would otherwise negatively impact earnings but now flow through that account. Holding company costs are a 5 cent per share positive variance due to higher income from Edison Capital and income tax benefits.
Please turn to page 5.
SCE’s capital spending forecast increased slightly, adding $300 million in 2016 and $100 million in 2017, as Ted has already mentioned. The 2016 change principally relates to updated estimate for pole loading expenditures up to the cap provided for in the 2015 GRC decision and for cumulative spending in 2016 and 2017. This incremental spend will flow into rate base as you will see in a minute. The 2017 increase relates to modest changes in the scope and timing of FERC transmission investments. SCE’s current forecast does not include any incremental spending on distribution resource plan activities. The forecast also excludes any energy storage investments or Phase 2 of the Charge Ready program.
Please turn to page 6.
A third major transmission project, the Mesa Substation, has been included in our capital spending forecasts for some time, but has advanced sufficiently through the regulatory approval process that we felt it appropriate to describe more fully. This is a replacement of a 220 kV

Exhibit 99.2

substation with a 500 kV substation. It will provide additional transmission import capability, allowing greater flexibility in the siting of new generation and reducing the amount of new generation required to meet local reliability needs in the Western Los Angeles Basin. This is a California ISO approved project.
Please turn to page 7.
This page shows the increase in SCE’s rate base forecast that Ted mentioned. I will explain the changes in a moment. The two-year compound annual growth rate for both the Outlook and Range cases is 7 percent.
With the complexity associated with the extension of bonus deprecation and the normal changes to our capital expenditures flowing into rate base, we felt that it would be helpful to provide a more fulsome reconciliation of rate base changes.
Please turn to page 8.
For 2015, we ended the year with $329 million of additional rate base from pole loading capital expenditures. As I mentioned earlier, the extension of bonus for 2015 is lost in the rounding. We estimate the impacts of bonus depreciation to be about $300 million in 2016 and $700 million in 2017, relative to our prior forecast. The incremental additions to rate base from the pole loading account activity is about $600 million in 2016 and just under $700 million in 2017. In effect, the impact of bonus is offset by the change in pole loading rate base. Net, net, net, relative to our prior forecast, rate base increases $300 million in 2016 and $100 million in 2017. Lastly, we plan to update our capital spending and rate base forecasts through 2020 when we file our next general rate case in early September.
Please turn to page 9.
Today we introduced 2016 earnings guidance with a midpoint of $3.91 per share, with a range of plus or minus 10 cents per share.
For SCE, we start with the rate base forecast of $25.1 billion shown on page 7. The rate base math yields earnings of $3.87 per share. While a number of the positive variances in 2015 may not recur in 2016, we do expect additional earnings contribution from the energy efficiency

Exhibit 99.2

of 5 cents per share. We also anticipate incremental productivity and financing benefits of 17 cents per share. That implies an earnings mid-point of $4.09 per share at SCE.
Lastly, we deduct 18 cents per share for the holding company costs with no range. In the past I’ve talked about holding company costs of roughly 15 cents per year, and on our last call we pointed out that the sale of Edison Capital would eliminate the earnings contribution from this business in 2016. The 10 cent per share loss for 2015 included 6 cents of income from Edison Capital. The increase over 2015 relates primarily to higher financing costs.
Please turn to page 10.
The last slide reinforces our view that EIX has one of the better opportunities among large-cap utilities for rate base, earnings, and dividend growth.

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